Exhibit 99.2

RPM Increases Cash Dividend for 51st Consecutive Year

•  Quarterly payment of $0.51 per share is 10.9% increase over prior year

•  Three directors re-elected at annual meeting of stockholders

•  As previously announced, Kirkland Andrews and John Ballbach stepping down from board of directors

MEDINA, Ohio – October 3, 2024 – RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.51 per share, payable on October 31, 2024, to stockholders of record as of October 18, 2024. This payment represents a 10.9% increase over the $0.46 quarterly cash dividend paid at this time last year and is the 51st consecutive year the company has increased its cash dividend.

“Over the past year, our associates built upon our legacy of generating growth throughout economic cycles, which is allowing us to increase our dividend for the 51st consecutive year. They achieved this through the successful implementation of MAP 2025 operational improvement initiatives, focusing on repair and maintenance demand, and nimbly capturing new growth opportunities, which allowed us to generate record profitability and cash flow,” said Frank C. Sullivan, RPM Chair and CEO.

RPM’s 51st consecutive year of increased cash dividends paid to its stockholders places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 41 other U.S. companies, besides RPM, have consecutively paid an increasing annual cash dividend for a longer period of time, according to Dividend Radar.

At the annual meeting of stockholders, proposal one was approved, and as a result, the classification of the Board of Directors will be phased out over the next three annual meetings. Additionally, three directors were re-elected to serve one-year terms expiring at the annual meeting of stockholders in 2025. They are:

•	Bruce A. Carbonari, retired Chair and Chief Executive Officer, Fortune Brands, Inc.

•	Jenniffer D. Deckard, Chief Finance and Administration Officer of the Sisters of Notre Dame of the United States

•	Salvatore D. Fazzolari, former Chair and Chief Executive Officer of Harsco Corporation

As previously announced, John M. Ballbach did not stand for reelection to the board of directors and Kirkland B. Andrews is expected to step down from the board of directors in January 2025.

Sullivan added, “On behalf of the board of directors and RPM, I would like to recognize Kirk and John for their dedicated service of the past six years. Their guidance and leadership played an important role in our ability to improve our operational efficiency and profitability, particularly through our MAP to Growth and MAP 2025 initiatives. We look forward to building on the progress that Kirk and John helped create to make RPM an even stronger and higher performing organization.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company is ranked on the Fortune 500® and employs approximately 17,200 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

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